June 29, 2001






Mr. Lael Todesco
MCC Technologies, Inc.
122 Pilling Road
British Columbia, Canada VON 1VO

Please be advised that we are unable to provide our opinion on the Company's financial statements as of March 31, 2001 and for the year then ended because the Company has not provided us with their complete books and records and we are awaiting responses for certain independent confirmations. We expect to receive such information shortly.

                                Very truly yours,




                                WEINBERG & COMPANY, P.A.
                                Certified Public Accountants